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                                                                    Exhibit 23.5


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement filed on Form F-3 and related Prospectus of UBS AG for the registration of Debt Securities and Warrants and to the incorporation by reference therein of our report dated 5 March 2001, with respect to the consolidated financial statements of UBS AG included in its Annual Report on Form 20-F for the year ended 31 December 2000 filed with the Securities and Exchange Commission.


                                          Ernst & Young Ltd.


                            Peter Heckendorn              Thomas Schneider
                            lic.oec.                      Certified Accountant
                            in charge of the audit        in charge of the audit


Basel, Switzerland
5 July 2001